UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2021

TRITON INTERNATIONAL LIMITED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Bermuda	001-37827	98-1276572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Victoria Place, 5th Floor, 31 Victoria Street Hamilton HM 10, Bermuda
(Address of Principal Executive Offices, including Zip Code)

Telephone: (441) 294-8033
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, $0.01 par value per share	TRTN	New York Stock Exchange
8.50% Series A Cumulative Redeemable Perpetual Preference Shares	TRTN PRA	New York Stock Exchange
8.00% Series B Cumulative Redeemable Perpetual Preference Shares	TRTN PRB	New York Stock Exchange
7.375% Series C Cumulative Redeemable Perpetual Preference Shares	TRTN PRC	New York Stock Exchange
6.875% Series D Cumulative Redeemable Perpetual Preference Shares	TRTN PRD	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2021, Triton Container International Limited ("TCIL"), a wholly-owned subsidiary of Triton International Limited ("Triton"), entered into a Term Loan Agreement among PNC Bank, National Association, as administrative agent, and various lenders party thereto (the "New Term Loan Facility"). The New Term Loan Facility replaces TCIL’s existing $1 billion term loan facility entered into on November 30, 2018 (the "2018 Term Loan Agreement"), which was repaid in full and terminated on May 27, 2021.

TCIL may make up to four borrowings under the New Term Loan Facility until November 24, 2021 in a total maximum amount of $1.2 billion, with up to an additional $200 million available pursuant to an accordion feature, subject to a borrowing base limit as defined in the New Term Loan Facility. The New Term Loan Facility amortizes on a quarterly basis in an amount equal to 2% of the outstanding principal amount of the facility, with the remaining outstanding principal amount due at maturity, which will be May 27, 2026. Proceeds from the New Term Loan Facility may be used to refinance existing indebtedness, as well as for general corporate purposes, including the expansion of Triton's container fleet.

Borrowings under the New Term Loan Facility will bear interest at a rate equal to an applicable margin plus, at TCIL's option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.5%, (2) the prime rate of the administrative agent and (3) the daily LIBOR rate plus 1.0% or (b) LIBOR for the relevant interest period determined by reference to certain reference rates for US dollar deposits in the London interbank market for the interest period relevant to such borrowing, adjusted for certain additional costs. The applicable margin in respect of base rate loans will be between 0.250% and 0.625% and the applicable margin in respect of LIBOR loans will be between 1.250% and 1.625%, in each case, based on the rating of TCIL’s senior secured debt assigned by S&P Global Ratings.

Under the New Term Loan Facility, TCIL will be required to maintain (i) a funded debt ratio not to exceed 4.0 to 1.0 (subject to being modified to 4.25 to 1.0 if the same ratio under TCIL’s revolving credit facility is similarly modified), (ii) a consolidated tangible net worth of not less than $855 million and (iii) a minimum fixed charge coverage ratio of not less than 1.25 to 1.0 (subject to being modified to 1.15 to 1.0 if the same ratio under TCIL's revolving credit facility is similarly modified).

The New Term Loan Facility contains customary representations and warranties, events of default and affirmative and negative covenants (with customary exceptions, qualifications and limitations), including limitations on TCIL's and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness and liens; pay dividends and other restricted payments; make investments; undertake mergers, consolidations, and dispose of all or substantially all assets; engage in certain transactions with affiliates; and change the business in which it is engaged.

The New Term Loan Facility will be secured by a first priority lien on substantially all of the assets of TCIL, subject to certain exceptions (the “Collateral”), ranking equally and ratably with the lien on the Collateral securing TCIL’s obligations under its revolving credit facility, outstanding institutional notes, outstanding senior secured notes and other permitted first priority secured debt.

From time to time, certain of the lenders under the 2018 Term Loan Agreement and the New Term Loan Facility and/or their affiliates provide financial services to Triton, TCIL and other subsidiaries of Triton.

The above description of the New Term Loan Facility is qualified in its entirety by reference to the Term Loan Agreement, a copy of which will be filed as an exhibit to Triton’s Quarterly Report on Form 10-Q for the six months ended June 30, 202l.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above with respect to the repayment and termination of the 2018 Term Loan Agreement is hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triton International Limited

Date: May 28, 2021	By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Senior Vice President, General Counsel and Secretary